                               [ATS MEDICAL LOGO]


Contacts:

Michael Dale, President/CEO                Investors:
763-553-7736                               Jennifer Beugelmans, 646-201-5447
Michael Kramer, Senior Director of         Doug Sherk, 415-896-6820
Finance                                    Steve DiMattia, 646-201-5445 (Media)
763-557-2222

                   ATS Medical Responds to CarboMedics Lawsuit


MINNEAPOLIS, January 26, 2007 -- ATS Medical, Inc. (NASDAQ: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today released its response to a lawsuit and press release filed by CarboMedics, Inc. CarboMedics is fully-owned by Sorin, a European company based in Italy.

The complaint filed by CarboMedics alleges breach of contract by ATS Medical with respect to a long-term supply agreement between ATS Medical and CarboMedics and seeks enforcement of the contract in addition to monetary damages. ATS Medical has disclosed the agreement in its public filings. At the time of the agreement, CarboMedics' predecessor had a monopoly over NASA legacy carbon technology.

ATS Medical believes that the complaint by CarboMedics is without merit, that the contract has been repudiated and breached by CarboMedics, and that ATS Medical has affirmative claims against CarboMedics for disparagement, breach of the covenants of good faith and fair dealing, and breach of the parties' suspension agreement.

"After careful review of the facts and observation of conduct by CarboMedics over a long period of time, ATS Medical has concluded that CarboMedics has rejected, undermined and breached its contractual relationship with ATS Medical," commented Michael Dale, President and CEO of ATS Medical. "CarboMedics' decision to file suit represents, in our opinion, an attempt by a competitor to strike advantage where none exists. We are confident that the legal process will support our conclusion that multiple material breaches have been committed by CarboMedics."

About ATS Medical

ATS Medical, Inc. provides innovative products and services focused on cardiac surgery. The company, global in scope, has been headquartered in Minneapolis, Minnesota since its founding in 1991. More than 130,000 ATS Open Pivot(R) Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. The ATS 3F
(R) brand encompasses multiple tissue heart valve product offerings at varying steps from market introductions to clinical trials to development projects that incorporate less invasive valve replacement technology. ATS Medical's focus on cardiac surgery is further strengthened by offerings that include ATS Simulus(TM) annuloplasty products for heart valve repair, SurgiFrost(R) and FrostByte(TM) products for surgical cryoablation of cardiac arrhythmias, RTI-Cardiovascular for allograft tissue services, and the development of PARSUS blood filtration technology. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of important factors, including the results of clinical trials, the integration of 3F Therapeutics, regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2005, as amended, and its Form S-4 Registration Statement, as amended, filed with respect to the merger with 3F Therapeutics.